UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K/A

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 2, 2005

Alliance One International, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
________________	_____________________________	____________________
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway Morrisville, NC 27560-8417 (Address of principal executive offices)

(919) 379-4300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alliance One International, Inc.

EXPLANATORY NOTE

On December 2, 2005, Alliance One International, Inc. (“Alliance One” or the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) disclosing the Company’s determination to close the Company's two production facilities in Spain.  On February 1, 2006, Alliance One entered into an agreement to sell its operating subsidiaries in Spain.   The Company is filing this Amended Current Report on Form 8-K/A to amend the Initial Form 8-K to reflect (i) entry into the agreement to sell the two companies in Spain and (ii) the Company’s revised estimates of the costs related to dispose of these facilities.

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On November 28, 2005, the Finance Committee of the Board of Directors of Alliance One determined to close the Company's two production facilities in Spain after the completion of the 2006 crop processing season.  This action will affect approximately 200 persons and the closures were originally expected to be concluded after seasonal tobacco packing is completed at the Malpartida facility in March 2006 and at the Benevente facility in June 2006.

The Company believes that the continued decline in the Spanish leaf tobacco market, combined with the decoupling of farm support prices from tobacco production under the European Union Common Agricultural Policy enacted in the prior year, have significantly impacted the long term viability of its Spanish operations. The decision to close these two operations reflects our continuing analysis and progress towards integrating and rationalizing our global processing footprint.

On February 1, 2006, Alliance One International, Inc. entered into a Agreement for the Purchase/Sale of Shares (the “Agreement”) to sell 100% of the stock of Agroexpansion, S.A. (“Agroexpansion”) and World Wide Tobacco Expaña, S.A. (“WWTE”) to Agrosalga, S.L., a Spanish company (the “Purchaser”) led by Manuel Bermejo Hernández, a former President of Agroexpansion.

The Agreement contains customary representations, warranties and conditions to closing, including the entrance into certain tobacco purchase contracts by the Purchaser on or before February 15, 2006 and that Agroexpansion and WWTE have a minimum amount of cash available at closing.  In addition, the parties have agreed to a due diligence period during which the Purchaser will continue to examine Agroexpansion and WWTE.  Accordingly, there can be no assurance that Alliance One will complete the sale of Agroexpansion or WWTE on the terms outlined in the Agreement or at all.  The Agreement provides that the closing shall be on or near August 1, 2006.

In connection with this sale, the Company estimates that it will incur one time costs between $13 to $15 million, including asset impairment charges of $4.8 million in the quarter ended December 31, 2005. The remaining costs are cash charges which will be recognized to complete this transaction; including severance and other cash costs and potential future charges. The Company has recognized restructuring, asset impairment and other costs of $3.2 million and an adjustment of $7.3 million related to the former Standard operations, as an adjustment to the purchase price of the merger at December 31 in connection with the pending transactions. As previously disclosed, these actions are expected to generate additional annual savings of between $5 and $6 million per year after the sales have been completed.

ITEM 7.01	REGULATION FD DISCLOSURE

On December 2, 2005, the Company issued a press release announcing the closure of its operations in Spain.  On February 1, 2006, the Company issued a press release announcing the sale of the two companies which own it’s production facilities in Spain.

A copy of the December 2, 2005 press release was filed as Exhibit 99.1 to the Initial Form 8-K.  A copy of the February 1, 2006 press release is attached hereto as Exhibit 99.2.  The information contained in the press release shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation by reference language contained therein, except as shall be expressly set forth by specific release in such a filing.

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Alliance One International, Inc.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

( c )	Exhibits

	Exhibit No.	Description

	99.1	Press Release dated December 2, 2005 (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on December 2, 2005).

	99.2	Press Release dated February 1, 2006

Alliance One International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006	Alliance One International, Inc.
Registrant

By: /s/ James A. Cooley
______________________________________________
Executive Vice President - Chief Financial Officer

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Alliance One International, Inc. and Subsidiaries

INDEX TO EXHIBITS

Exhibit No.	Description	Page No.

99.1	Press Release dated December 2, 2005 (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on December 2, 2005).

99.2	Press Release dated February 1, 2006	6 - 7

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